Exhibit 99.1

Global Payment Technologies, Inc. Announces Resignation of President/CEO


    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--June 4, 2007--Global Payment Technologies, Inc. (NASDAQ SYMBOL:GPTX)(GPT) announced that Stephen Nevitt has resigned as President, CEO and Director of Global Payment Technologies, Inc. effective immediately. Mr. Nevitt indicated that his resignation was due to personal reasons.

    GPT also announced the appointment of William McMahon as interim President, CEO and a Director of Global Payment Technologies, Inc. Since April 16, 2006, Mr. McMahon has been Vice President and Chief Financial Officer and in addition to his title of interim President and CEO, he will retain the title of Chief Financial Officer.

    Mr. McMahon has over 30 years of financial, operational and turnaround management experience. Mr. McMahon has been Senior Vice President of Buccino & Associates, Inc., a national turnaround consulting firm, since 2001. From 2000 until 2001, Mr. McMahon was Chief Financial Officer of Bobby Allison Wireless, a publicly traded retailer. He was Chief Financial Officer of Serengeti Eyewear, Inc., a publicly traded international distributor of premium sunglasses from 1998 until 2000. Prior to 1998, Mr. McMahon held various executive financial positions.

    Richard Gerzof, Chairman of the Board of GPT stated, "The board of directors wants to thank Mr. Nevitt for the dedication and hard work he has given GPT during the past 19 months and we wish him well for the future." Mr. Gerzof further stated, "The board looks forward to working with Mr. McMahon in implementing its strategy to launch its new products and return Global Payment Technologies to profitability."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web- site for more information at http://www.gptworld.com

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             Global Payment Technologies, Inc.
             William McMahon, 631-231-1177, Ext 273
             VP & CFO